EXHIBIT 99.1

Pain Therapeutics Reports Third Quarter 2018 Financial Results

- Phase IIa Study Initiation On-track for Q4 2018 -

AUSTIN, Texas, Oct. 29, 2018 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the third quarter ended September 30, 2018.  Net loss was $1.3 million, or $0.11 per share.  This compared to a net loss of $2.6 million, or $0.40 per share, for the same period in the prior year.  Cash and cash equivalents were $20.4 million as of September 30, 2018, including net proceeds of approximately $12.3 million from common stock offerings during the quarter.  The Company has no debt.

“We are quite excited to advance our drug candidate for Alzheimer’s disease into a Phase IIa study,” said Remi Barbier, President and CEO of Pain Therapeutics.  “It helps that the science program stands up to rigorous, peer-reviewed evaluation, as evidenced by recently announced NIH grants, representing up to $6.7 million of non-dilutive financing.”

Financial Highlights for Third Quarter 2018

  Net loss was $1.3 million compared to $2.6 million for the same period in the prior year, representing a 51% decrease.  Net loss per share was $0.11 compared to $0.40 for the same period in the prior year.
  Cash and cash equivalents were $20.4 million as of September 30, 2018, compared to $9.6 million as of June 30, 2018.  Cash and cash equivalents at September 30, 2018 included $10.3 million of net proceeds raised through a sale of common stock and issuance of warrants and $2.0 million of net proceeds raised through our At-The-Market common stock offerings.  We have no debt outstanding.
  We received research grant funding reimbursements of $1.1 million from the National Institutes of Health (“NIH”) and recorded this as a reduction in research and development expenses (“R&D”).  This compared to $0.8 million of NIH grant receipts received for the same period in the prior year.
  R&D expenses were $0.4 million.  This compared to $1.6 million for the same period in the prior year, representing a 73% decrease.  R&D expenses included non-cash stock related compensation costs of $0.2 million, compared to $0.3 million for same period in the prior year.
  General and administrative (“G&A”) expenses were $0.8 million.  This compared to $1.0 million for the same period in the prior year, representing a 13% decrease.  G&A expenses included non-cash stock-related compensation costs of $0.3 million, compared to $0.4 million for the same period in the prior year.
  On August 17, 2018, we announced the closing of a registered direct offering of 8,860,778 shares of our common stock and issuance of warrants.  Total net proceeds from the offering were approximately $10.3 million.
  In August and in October 2018, we announced that the NIH had awarded us research grants to support a Phase II program with PTI-125, our drug candidate to treat Alzheimer’s disease.  Collectively, these two NIH grants represent up to $6.7 million of non-dilutive financing.

Third Quarter Developments

  Our lead drug candidate has historically been REMOXY, a proprietary abuse-deterrent, extended-release form of oxycodone to treat severe chronic pain.  On August 3, 2018, we received a Complete Response Letter (“CRL”) from the Food and Drug Administration (“FDA”) for our New Drug Application (“NDA”) for REMOXY, stating that the data submitted in the NDA does not support the conclusion that the benefits of REMOXY outweigh the risks.

  Based on data, we disagree with the FDA’s actions around REMOXY.  Consequently, a formal dispute may arise between ourselves and the FDA.  The FDA has in-place an administrative process to resolve complex scientific/medical disputes, which is called a Formal Dispute Resolution (“FDR”).  Pending further discussions with the FDA, we may or may not chose to appeal the REMOXY CRL through an FDR or take other measures.  If we appeal there can be no assurance that such appeal will satisfactorily resolve any scientific/medical disputes between ourselves and the FDA.

  If we do not prevail in an FDR, or if we chose not to pursue an FDR, we may immediately cease development of REMOXY.

  On October 2, 2018, we announced a strategic reorganization to align Company resources on advancing our drug and diagnostic pipeline in Alzheimer’s disease.  On October 4, 2018, we provided details of our neuroprotection program during a conference call and presentation.

  On October 11, 2018, we announced the appointment of Mr. Eric Schoen as Chief Financial Officer, effective on or before November 7, 2018.

About the Neuroprotection Program
Our lead drug candidate, PTI-125, is a small molecule with a unique mechanism of action for treating Alzheimer’s disease (“AD”).  We expect to initiate a Phase IIa study with PTI-125 in AD in Q4 2018.

The underlying science for PTI-125 is published in prestigious peer-reviewed journals, including Journal of Neuroscience, Neurobiology of Aging, and Neuroimmunology and Neuroinflammation, and benefits from several peer-reviewed research grant awards from the NIH.

We are also developing a blood-based test, called PTI-125Dx, to detect whether a person has Alzheimer’s disease, possibly years before any symptoms appear.  An early diagnosis of AD could optimize treatment options and empower physicians and patients to slow or halt the disease.

About Alzheimer's Disease
Alzheimer’s Disease (AD) is a progressive brain disorder that destroys memory and thinking skills. Eventually, a person with AD may be unable to carry out even the simplest tasks.  There is a profound and timely need to develop new drugs for Alzheimer’s.  Currently, there are no drug therapies to halt Alzheimer’s, much less reverse its course.

About Pain Therapeutics, Inc.
We develop proprietary drugs and diagnostics that offer significant improvements to patients and physicians. Our expertise consists of developing new products and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  The FDA has not yet established the safety or efficacy of our product candidates.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the timing of clinical studies; and the potential benefits of the Company’s programs in Alzheimer’s disease. The Company cautions that forward-looking statements are inherently uncertain. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to development and testing of our drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the need to raise additional funding from time-to-time, and the potential for competing products to be developed by competitors and potential competitors or others.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission (SEC), which are available for free on the SEC's website at www.sec.gov.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Operating expenses
Research and development	$436	$1,619	$2,967	$6,071
General and administrative	848	977	2,945	3,455
Total operating expenses	1,284	2,596	5,912	9,526
Operating loss	(1,284)	(2,596)	(5,912)	(9,526)
Interest income	17	6	32	33
Net loss	$(1,267)	$(2,590)	$(5,880)	$(9,493)

Net loss per share, basic and diluted	$(0.11)	$(0.40)	$(0.69)	$(1.45)

Weighted-average shares used in computing net loss per share, basic and diluted	11,959	6,538	8,498	6,537

CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)
			September 30, 2018	December 31, 2017

Assets
Current assets
Cash, cash equivalents and marketable securities			$20,444	$10,479
Other current assets			276	184
Total current assets			20,720	10,663
Other assets			116	168
Total assets			$20,836	$10,831
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$549	$823
Other accrued liabilities			313	309
Total current liabilities			862	1,132
Non-current liabilities			—	—
Total liabilities			862	1,132
Stockholders' equity
Common Stock and additional paid-in-capital			183,253	167,098
Accumulated other comprehensive income			—	—
Accumulated deficit			(163,279)	(157,399)
Total stockholders' equity			19,974	9,699
Total liabilities and stockholders' equity			$20,836	$10,831

For More Information Contact:
Eric Schoen
Chief Financial Officer
Pain Therapeutics, Inc.
IR@paintrials.com
(512) 501-2450